Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
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PEER REVIEWED MEDICAL JOURNAL ARTICLE PUBLISHES IMPROVED SURVIVAL
RATES FOR METASTATIC COLORECTAL LIVER CANCER PATIENTS TREATED WITH RADIOFREQUENCY ABLATION

Researchers in Multicenter Trial Conclude RFA Combined with Chemotherapy Improves Patient
Outcomes for Metastatic Colorectal Liver Cancer

Mountain View, Calif., December 16, 2004, RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that an article published in the November 2004 issue of Investigative Radiology reported improved long-term survival rates for 423 patients treated with radiofrequency ablation (RFA) for hepatic colorectal metastases. The article, “Percutaneous Radiofrequency Ablation of Hepatic Colorectal Metastases,” reports that RFA provided “substantially higher” long-term (5 year data) survival rates for patients who are not surgical candidates and who are treated with chemotherapy alone. Authors of the article concluded that RFA in combination with some form of chemotherapy is an effective way to improve survival outcomes in this patient population.

Riccardo Lencioni, M.D., Professor of Diagnostic and Interventional Radiology at the University of Pisa in Italy, and lead author of the article, commented, “The article is intended to provide interested clinicians with an overview of the data from the recently completed series of over 400 patients, as well as an historical review of the clinical data and experience treating colorectal liver cancer patients with radiofrequency ablation.” Dr. Lencioni continued, “Researchers concluded from the study that minimally invasive radiofrequency ablation should be considered a standard of care for limited hepatic metastatic disease from colorectal cancer when surgery is precluded.”

In the article researchers noted that 20% of colon cancer patients have evidence of liver metastases at the time they are diagnosed with the disease, and that 50% of all colon cancer patients will develop metastatic liver cancer during their treatment regimen. The article also notes that only 10% to 25% of metastatic liver cancer patients are candidates for surgical removal of tumors (resection).

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COLORECTAL LIVER CANCER SURVIVAL DATA PUBLISHED
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Joseph DeVivo, President and CEO of RITA Medical Systems, commented, “We believe that publication of this data in a peer reviewed journal is an important milestone in the future clinical acceptance of radiofrequency ablation for the treatment of colorectal liver cancer.” Mr. DeVivo continued, “Only lung cancer will cause more cancer deaths among men and women in the U.S. this year, and the researchers in this study estimate that half of all colon cancer patients will develop liver cancer. We continue to expect radiofrequency ablation to gain common application in this large patient population.”

“Percutaneous Radiofrequency Ablation of Hepatic Colorectal Metastases,” November 2004, Investigative Radiology, published data collected in a multicenter clinical trial in which 423 patients were treated. Patients accepted into the trial had been excluded or refused surgical treatment and had 4 or fewer tumors each less than 5 centimeters in size. A total of 615 tumors were treated using RITA Medical Systems radiofrequency electrodes. The primary effectiveness rate (percentage of tumors that were successfully eradicated following the planned treatment schedule) was 85.4% (525 of 615 lesions). The overall survival rate determined by the Kaplan-Meier1 method was 86% at 1 year, 63% at 2 years, 47% at 3 years, 29% at 4 years, and 24% at 5 years.

The American Cancer Society estimates that 147,500 Americans were diagnosed with colorectal cancer in 2003, and further estimates that the disease claimed more than 57,000 lives in 2003.2 The Company estimates that more than 70,000 colorectal cancer patients in the U.S. will develop colorectal metastatic liver cancer, and that more than 50,000 of these patients each year are candidates for RFA treatment. The Company estimates the total U.S. market opportunity for the treatment of colorectal liver cancer with RFA currently exceeds $100 million annually.

An abstract of the article is available on the Investigative Radiology website, www.investigativeradiology.com, by searching on the author’s name, or article title. The full text article is also available to interested parties for a fee at the same Internet address.
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[1]

For survival studies, the Kaplan-Meier estimate of survival is calculated by dividing time into intervals such that each interval ends at the time of an observation, whether censored (removed) or uncensored. The probability of survival is calculated at the end of each interval, with censored observations assumed to have occurred just after uncensored ones.

[2]	American Cancer Society, “Cancer Facts and Figures 2003”
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About RITA Medical Systems, Inc.
RITA Medical Systems develops manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

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COLORECTAL LIVER CANCER SURVIVAL DATA PUBLISHED
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The statements in this news release related to the size of the United States market for the treatment of colorectal liver cancer, efficacy of RFA treatment, survival rates resulting from the use of RFA or the RITA System, and benefits of RFA treatment for colorectal liver cancer are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

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